UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 13, 2008
MARLIN BUSINESS SERVICES CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-50448	38-3686388

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Fellowship Road, Mount Laurel, NJ	08054

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(888) 479-9111

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.
     As a financial services company, the Registrant is navigating through the current challenging economic environment. In response to this, on May 13, 2008, the Registrant reduced its staffing by approximately 14%. This action was part of an overall effort to reduce operating costs in light of the Registrant’s decision to moderate growth in fiscal 2008.
     Approximately 51 employees were affected as a result of the staff reduction. On May 13, 2008, the Registrant notified the affected employees. The Registrant currently estimates that, in connection with this reduction, it will incur pre-tax costs in fiscal second quarter of approximately $485,000, almost all of which is related to severance costs. The total annualized pre-tax cost savings that are expected to result from this reduction are estimated to be approximately $2.64 million. Although the Registrant believes that its estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARLIN BUSINESS SERVICES CORP. (Registrant)
Date: May 16, 2008	/s/ Lynne C. Wilson
Lynne C. Wilson
Chief Financial Officer